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Brinker International

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BRINKER INTERNATIONAL ADDS GERRY LOPEZ TO BOARD

DALLAS (Feb. 12, 2013) -Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of Gerardo (Gerry) Lopez to its Board of Directors.

Lopez currently serves as Chief Executive Officer, President and Director of AMC Entertainment, Inc. Prior to his current role, Gerry was President of Global Consumer Products, Foodservice and Seattle's Best Coffee at Starbucks. During his 28-year career, he has also served in a variety of executive management positions with Frito-Lay, Pepsi and Procter & Gamble.

"Gerry will be an outstanding addition to our Board of Directors," said Doug Brooks, Chairman of the Board of Brinker International. "His nearly three decades of experience in the entertainment, beverage and consumer packaged goods industries, in both the U.S. and abroad, provides him with unique insight which will be beneficial to Brinker. In his current role as head of one of the leading movie theater chains in the country, Gerry is in tune with consumer needs and marketplace trends currently influencing our industry."

About Brinker International

Brinker International Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,593 restaurants under the names Chili's® Grill & Bar (1,549 restaurants) and Maggiano's Little Italy® (44 restaurants). For more information, visit www.brinker.com.